Exhibit 99.1

MP Materials Reports Third Quarter 2022 Results and
Begins Stage II Commissioning
REO Sales and Production Volumes of 10,676 and 10,886 Metric Tons, Respectively
Revenue Up 25% Year-over-Year to $124.4M
Net Income Increased 48% Year-over-Year to $63.2M
Adjusted EBITDA Increased 34% Year-over-Year to $91.4M
Diluted EPS Grew 43% Year-over-Year to $0.33
Adjusted Diluted EPS Grew 38% Year-over-Year to $0.36

LAS VEGAS, November 3, 2022 – MP Materials Corp. (NYSE: MP) (“MP Materials” or the “Company”), today announced financial results for the three months ended September 30, 2022.
“We reached a major milestone by beginning the commissioning of our Stage II assets starting with the concentrate drying and roasting circuits. We also completed the building shell of our Stage III magnetics facility in just seven months,” said MP Materials Chairman and CEO, James H. Litinsky. “In addition to advancing key projects, we grew our engineering and operations organization significantly while maintaining strong concentrate production and sales. We continue to focus on the methodical execution of our strategy to restore the full rare earth supply chain to American shores, which is of tremendous consequence to U.S. competitiveness and to our shareholders.”

Third Quarter 2022 Financial and Operational Highlights

	For the three months ended September 30,		2022 vs. 2021
(unaudited)	2022	2021	Amount Change	% Change
Financial Measures:	(in thousands, except per share data)
Revenue(1)	$124,445	$99,754	$24,691	25%
Net income	$63,177	$42,763	$20,414	48%
Adjusted EBITDA(2)	$91,372	$68,287	$23,085	34%
Adjusted Net Income(2)	$68,119	$48,213	$19,906	41%
Diluted EPS	$0.33	$0.23	$0.10	43%
Adjusted Diluted EPS(2)	$0.36	$0.26	$0.10	38%

Key Performance Indicators:	(in whole units or dollars)
REO production volume (MTs)	10,886	11,998	(1,112)	(9)%
REO sales volume (MTs)	10,676	12,814	(2,138)	(17)%
Realized price per REO MT(2)	$11,636	$7,693	$3,943	51%
Production cost per REO MT(2)	$1,653	$1,449	$204	14%
(1)The vast majority of our revenue pertains to product sales of our rare earth concentrate.
(2)See “Use of Non-GAAP Financial Measures” below for the definitions of Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Total Value Realized and Production Costs, which are used in the calculations of realized price per REO MT and production cost per REO MT. In addition, see tables below for reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures. Effective September 30, 2022, the Company no longer excludes depletion expense for purposes of calculating and presenting Adjusted Net Income, and has retroactively revised the prior year period for comparability purposes.

Revenue increased 25% year-over-year, driven by an increase in the realized price of rare earth oxide (“REO”) in concentrate partially offset by lower sales volumes. The 51% increase in realized price compared to the third quarter of 2021 was due to higher demand for rare earths driving increased market prices. Metric tons (“MT”) of REO sold in the quarter declined 17% year-over-year mainly due to lower production volumes, which declined due to lower feed grade and mineral recoveries compared to the prior year period, as well as the timing of shipments, which fluctuate quarter-to-quarter but approximate production volumes over time.
Adjusted EBITDA increased 34% year-over-year, driven by higher per-unit profitability, partially offset by lower sales volumes and higher personnel and other general and administrative costs, as well as advanced projects and development costs. Per-unit profitability improvements were driven primarily by higher realized prices. Excluding the impact of expenses associated with the Stage II optimization project, third quarter production costs increased slightly year-over-year mainly due to the scale benefits of record production in the prior year period. On a reported basis, production cost of $1,653 per MT of REO increased 14% year-over-year, due to the scale benefits mentioned above, as well as the impacts of higher materials, supplies and payroll costs, including an increase in employee headcount to support the expansion of Stage II operations, as well as higher energy costs incurred following the restart of our combined heat and power plant in the current quarter.
Adjusted Net Income increased by 41% year-over-year to $68.1 million, mainly due to the higher Adjusted EBITDA, increased interest and investment income earned on an increase in short-term investments and a reduction in depreciation as a result of a decrement to our asset retirement obligation as well as a decline in depletion expense resulting from the longer expected useful life of the mine, all in the third quarter of 2022. Adjusted Net Income was negatively impacted by higher income tax expense associated with an increase in pre-tax income. Effective September 30, 2022, the Company no longer excludes depletion expense when calculating and presenting Adjusted Net Income and Adjusted Diluted EPS. For purposes of comparability, we have revised the prior year periods for this change.
Net income increased 48% year-over-year, driven by the higher Adjusted Net Income discussed above partially offset by higher non-cash, stock-based compensation expense in the third quarter of 2022.
Diluted earnings per share (“EPS”) increased 43% year-over-year to $0.33, driven by the higher net income discussed above. Adjusted Diluted EPS increased 38% to $0.36 due to the increase in Adjusted Net Income discussed above.

MP MATERIALS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands, except share and per share data, unaudited)	2022	2021	2022	2021
Revenue:
Product sales	$124,231	$98,581	$425,169	$230,842
Other sales	214	1,173	9,096	2,001
Total revenue	124,445	99,754	434,265	232,843

Operating costs and expenses:
Cost of sales (excluding depreciation, depletion and amortization)	22,417	21,907	67,682	57,798
Selling, general and administrative	17,604	14,881	56,391	40,986
Advanced projects, development and other	2,743	1,327	6,229	2,436
Depreciation, depletion and amortization	2,096	6,951	12,763	19,767
Accretion of asset retirement and environmental obligations	418	595	1,255	1,780
Write-down of inventories	—	—	—	1,809
Total operating costs and expenses	45,278	45,661	144,320	124,576
Operating income	79,167	54,093	289,945	108,267
Interest expense, net	(1,224)	(2,624)	(4,455)	(6,417)
Other income, net	6,168	97	8,574	3,656
Income before income taxes	84,111	51,566	294,064	105,506
Income tax expense	(20,934)	(8,803)	(72,067)	(19,458)
Net income	$63,177	$42,763	$221,997	$86,048

Earnings per share:
Basic	$0.36	$0.24	$1.26	$0.50
Diluted	$0.33	$0.23	$1.16	$0.47

Weighted-average shares outstanding:
Basic	176,543,624	176,053,586	176,476,276	172,577,303
Diluted	193,409,857	193,215,313	193,438,939	188,639,373

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands, unaudited)	2022	2021	2022	2021
Net income	$63,177	$42,763	$221,997	$86,048
Adjusted for:
Depreciation, depletion and amortization	2,096	6,951	12,763	19,767
Interest expense, net	1,224	2,624	4,455	6,417
Income tax expense	20,934	8,803	72,067	19,458
Stock-based compensation expense(1)	7,806	4,552	25,019	14,723
Transaction-related, start-up and other non-recurring costs(2)	1,885	1,914	4,341	3,219
Accretion of asset retirement and environmental obligations	418	595	1,255	1,780
Loss on sale or disposal of long lived-assets, net(3)	—	182	258	219
Write-down of inventories(4)	—	—	—	1,809
Tariff rebate(5)	—	—	—	(2,050)
Other income, net(6)	(6,168)	(97)	(8,574)	(3,656)
Adjusted EBITDA	$91,372	$68,287	$333,581	$147,734

(1)Principally included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations.
(2)Amounts for the three and nine months ended September 30, 2022, are principally comprised of start-up costs that do not qualify for capitalization, which relate to the restart of our CHP plant as well as certain costs associated with our Stage II optimization project and Stage III initiatives. Start-up costs are included in “Advanced projects, development and other” within our unaudited Condensed Consolidated Statements of Operations. Amounts for the three and nine months ended September 30, 2021, relate to advisory, consulting, accounting and legal expenses pertaining to non-recurring transactions, and are primarily included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations.
(3)Included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations.
(4)Represents a non-cash write-down of a portion of our legacy low-grade stockpile inventory during the second quarter of 2021.
(5)Represents non-cash revenue recognized in connection with a tariff rebate received relating to product sales from prior periods.
(6)Amounts for the three and nine months ended September 30, 2022, are principally comprised of interest and investment income. Amount for the nine months ended September 30, 2021, principally represents a non-cash gain recognized as a result of the Small Business Administration’s approval to forgive the Paycheck Protection Loan.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands, unaudited)	2022	2021	2022	2021
Net income	$63,177	$42,763	$221,997	$86,048
Adjusted for:
Stock-based compensation expense(1)	7,806	4,552	25,019	14,723
Transaction-related, start-up and other non-recurring costs(2)	1,885	1,914	4,341	3,219
Loss on sale or disposal of long-lived assets, net(3)	—	182	258	219
Write-down of inventories(4)	—	—	—	1,809
Tariff rebate(5)	—	—	—	(2,050)
Other(6)	(23)	(97)	(247)	(3,656)
Tax impact of adjustments above(7)	(2,299)	(1,101)	(7,170)	(2,727)
Release of valuation allowance(8)	(2,427)	—	(2,427)	—
Adjusted Net Income(9)	$68,119	$48,213	$241,771	$97,585
(1)Principally included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations.
(2)Amounts for the three and nine months ended September 30, 2022, are principally comprised of start-up costs that do not qualify for capitalization, which relate to the restart of our CHP plant as well as certain costs associated with our Stage II optimization project and Stage III initiatives. Start-up costs are included in “Advanced projects, development and other” within our unaudited Condensed Consolidated Statements of Operations. Amounts for the three and nine months ended September 30, 2021, relate to advisory, consulting, accounting and legal expenses pertaining to non-recurring transactions, and are primarily included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations.
(3)Included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations.
(4)Represents a non-cash write-down of a portion of our legacy low-grade stockpile inventory during the second quarter of 2021.
(5)Represents non-cash revenue recognized in connection with a tariff rebate received relating to product sales from prior periods.
(6)Amount for the nine months ended September 30, 2021, principally represents a non-cash gain recognized as a result of the Small Business Administration’s approval to forgive the Paycheck Protection Loan, which is included in “Other income, net” within our unaudited Condensed Consolidated Statements of Operations.
(7)Tax impact of adjustments is calculated using an adjusted effective tax rate, which excludes the impact of discrete tax costs and benefits, to each adjustment. The adjusted effective tax rates were 23.8%, 24.4%, 16.8% and 19.1%, for the three and nine months ended September 30, 2022 and 2021, respectively.
(8)Reflects the impact of a release of a portion of our valuation allowance.
(9)Effective September 30, 2022, the Company no longer excludes depletion expense for purposes of calculating and presenting Adjusted Net Income, and has retroactively revised the prior year periods for comparability purposes.

Reconciliation of GAAP Diluted EPS to Non-GAAP Adjusted Diluted EPS

	For the three months ended September 30,		For the nine months ended September 30,
(unaudited)	2022	2021	2022	2021
Diluted EPS	$0.33	$0.23	$1.16	$0.47
Adjusted for:
Stock-based compensation expense	0.04	0.02	0.13	0.08
Transaction-related, start-up and other non-recurring costs(1)	0.01	0.01	0.02	0.02
Loss on sale or disposal of long-lived assets, net	0.00	0.00	0.00	0.00
Write-down of inventories(2)	0.00	0.00	0.00	0.01
Tariff rebate(3)	0.00	0.00	0.00	(0.01)
Other(4)	0.00	0.00	0.00	(0.02)
Tax impact of adjustments above(5)	(0.01)	0.00	(0.03)	(0.02)
Release of valuation allowance(6)	(0.01)	0.00	(0.01)	0.00
Adjusted Diluted EPS(7)	$0.36	$0.26	$1.27	$0.53
Diluted weighted-average shares outstanding	193,409,857	193,215,313	193,438,939	188,639,373
(1)Amounts for the three and nine months ended September 30, 2022, are principally comprised of start-up costs that do not qualify for capitalization, which relate to the restart of our CHP plant as well as certain costs associated with our Stage II optimization project and Stage III initiatives. Amounts for the three and nine months ended September 30, 2021, relate to advisory, consulting, accounting and legal expenses pertaining to non-recurring transactions.
(2)Represents a non-cash write-down of a portion of our legacy low-grade stockpile inventory during the second quarter of 2021.
(3)Represents non-cash revenue recognized in connection with a tariff rebate received relating to product sales from prior periods.
(4)Amount for the nine months ended September 30, 2021, principally represents a non-cash gain recognized as a result of the Small Business Administration’s approval to forgive the Paycheck Protection Loan.
(5)Tax impact of adjustments is calculated using an adjusted effective tax rate, which excludes the impact of discrete tax costs and benefits, to each adjustment. The adjusted effective tax rates were 23.8%, 24.4%, 16.8% and 19.1%, for the three and nine months ended September 30, 2022 and 2021, respectively.
(6)Reflects the impact of a release of a portion of our valuation allowance.
(7)Effective September 30, 2022, the Company no longer excludes depletion expense for purposes of calculating and presenting Adjusted Diluted EPS.

Reconciliation of GAAP Product Sales to Non-GAAP Total Value Realized

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands, unless otherwise stated, unaudited)	2022	2021	2022	2021
Product sales	$124,231	$98,581	$425,169	$230,842
Adjusted for:
Tariff rebate(1)	—	—	—	(2,050)
Total Value Realized(2)	124,231	98,581	425,169	228,792
Divided by:
REO sales volume (in MTs)	10,676	12,814	32,382	32,484
Realized price per REO MT (in dollars)(3)	$11,636	$7,693	$13,130	$7,043
(1)Represents non-cash revenue recognized in connection with a tariff rebate received relating to product sales from prior periods.
(2)See “Use of Non-GAAP Financial Measures” below for definition and further information.
(3)May not recompute as presented due to rounding.

Reconciliation of GAAP Cost of Sales to Non-GAAP Production Costs

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands, unless otherwise stated, unaudited)	2022	2021	2022	2021
Cost of sales(1)	$22,417	$21,907	$67,682	$57,798
Adjusted for:
Stock-based compensation expense(2)	(889)	(542)	(2,110)	(2,438)
Shipping and freight(3)	(3,796)	(2,795)	(10,548)	(7,076)
Other(4)	(89)	—	(1,225)	(79)
Production Costs(5)	17,643	18,570	53,799	48,205
Divided by:
REO sales volume (in MTs)	10,676	12,814	32,382	32,484
Production cost per REO MT (in dollars)(6)	$1,653	$1,449	$1,661	$1,484
(1)Excluding depreciation, depletion and amortization.
(2)Pertains only to the amount of stock-based compensation expense included in cost of sales.
(3)Includes $1.3 million for the nine months ended September 30, 2022, of shipping and freight costs associated with sales of rare earth fluoride (“REF”) stockpiles.
(4)Amount for the nine months ended September 30, 2022, pertains primarily to costs (excluding shipping and freight) attributable to sales of REF stockpiles.
(5)See “Use of Non-GAAP Financial Measures” below for definition and further information.
(6)May not recompute as presented due to rounding.

Conference Call Details
MP Materials will host a conference call to discuss these results at 2:00 p.m. Pacific Time, Thursday, November 3, 2022. To access the conference call, participants should dial 1-833-927-1758 and international participants should dial 1-929-526-1599 and enter the conference ID number 216995. The live audio webcast along with the press release and accompanying slide presentation, will be accessible at investors.mpmaterials.com. A recording of the webcast will also be available on our website following the conference call.
About MP Materials
MP Materials Corp. (NYSE: MP) is the largest producer of rare earth materials in the Western Hemisphere. The Company owns and operates the Mountain Pass Rare Earth Mine and Processing Facility (“Mountain Pass”), America’s only active and scaled rare earth mining and processing site. MP Materials produced approximately 15% of the rare earth content consumed in the global market in 2021. Separated rare earth elements are critical inputs for the magnets that enable the mobility of electric vehicles, drones, defense systems, wind turbines, robotics and many other high-growth, advanced technologies. MP Materials’ integrated operations at Mountain Pass combine low production costs with high environmental standards, thereby restoring American leadership to a critical industry with a strong commitment to sustainability. More information is available at https://mpmaterials.com/.
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We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investors section of our website. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange filings and public conference calls and webcasts.
Forward Looking Statements
This press release contains certain statements that are not historical facts and are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “will,” “target,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the market for rare earth materials, future demand for electric vehicles and magnets, estimates and forecasts of our results of operations and other financial and performance metrics, and the Company’s Stage II and Stage III projects. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.
Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; changes in demand for NdFeB magnets; the effects of competition on the Company’s future business; risks related to the rollout of the Company’s business strategy, including Stage II and Stage III, and the timing of achieving expected business milestones; risks related to the Company’s long-term agreement with General Motors, including the Company’s ability to produce and supply NdFeB magnets; the impact of the global COVID-19 pandemic, on any of the foregoing risks; and those risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by the Company with the Securities and Exchange Commission. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this earnings release may not occur.
Use of Non-GAAP Financial Measures
This press release references certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Total Value Realized, and Production Costs. We define Adjusted EBITDA as our GAAP net income before interest expense, net; income tax expense or benefit; and depreciation, depletion and amortization; further adjusted to eliminate the impact of stock-based compensation expense; transaction-related, start-up and other non-recurring costs; accretion of asset retirement and environmental obligations; gain or loss on sale or disposal of long-lived assets; write-downs of inventories; tariff rebates; and other income or loss. Adjusted Net Income is defined as our GAAP net income excluding the impact of stock-based compensation expense; transaction-related, start-up and other non-recurring costs; gain or loss on sale or disposal of long-lived assets; write-downs of inventories; tariff rebates; and other items that we do not consider representative of our underlying operations; adjusted to give effect to the income tax impact of such adjustments; and the release of valuation allowance. Adjusted Diluted EPS is defined as GAAP diluted earnings per share (“EPS”) excluding the per share impact, using GAAP diluted weighted-average shares outstanding as the denominator, of stock-based compensation expense; transaction-related, start-up and other non-recurring costs; gain or loss on sale or disposal of long-lived assets; write-downs of inventories; tariff rebates; and other items that we do not consider representative of our underlying operations; adjusted to give effect to the income tax impact of such adjustments; and the release of valuation allowance. Total Value Realized, which we use to calculate our key performance indicator, realized price per REO MT, is defined as our GAAP product sales adjusted for the revenue impact of tariff rebates related to prior period sales (if any). Realized price per REO MT is calculated as the quotient of: (i) our Total Value Realized for a given period and (ii) our REO sales volume for the same period. Production Costs, which we use to calculate our key performance indicator, production cost per REO MT, is defined as our GAAP cost of sales (excluding depreciation, depletion and amortization), less stock-based compensation expense included in cost of sales, shipping and freight costs, and costs attributable to certain other sales, for a given period. Production cost per REO MT is calculated as the quotient of: (i) our Production Costs for a given period and (ii) our REO sales volume for the same period.
MP Materials’ management uses Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS to compare MP Materials’ performance to that of prior periods for trend analyses and for budgeting and planning purposes. MP Materials believes Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS provide useful information to management and investors regarding certain financial and business trends relating to MP Materials’ financial condition and results of operations. MP Materials believes that the use of Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS provide an additional tool for investors to use in evaluating projected operating results and trends. MP Materials believes realized price per REO MT, which utilizes the non-GAAP financial measure, Total Value Realized, is an important measure of the market price of the Company’s product. Furthermore, MP Materials believes production cost per REO MT sold, which utilizes the non-GAAP financial measure, Production Costs, is a key indicator of the Company’s concentrate production efficiency. MP Materials’ method of determining these non-GAAP measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and MP Materials does not recommend the sole use of these non-GAAP measures to assess its financial performance. Management does not consider non-GAAP measures in isolation or as an alternative or to be superior to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in MP Materials’ financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures.
Contacts

Investors:
IR@mpmaterials.com

Media:
Matt Sloustcher
media@mpmaterials.com